INGERSOLL-RAND
Executive Office
                                         --------------------------------
                                         Ingersoll-Rand Company
                                         200 Chestnut Ridge Road
                                         Woodcliff Lake, New Jersey 07675
                                         (201) 573-0123

                                         March 15, 1994

TO PARTICIPATE IN THE INGERSOLL-RAND COMPANY SAVINGS AND STOCK INVESTMENT PLAN AND RETIREMENT ACCOUNT PLAN, THE DRESSER-RAND COMPANY RETIREMENT SAVINGS PLAN, AND THE INGERSOLL-DRESSER PUMP COMPANY SAVINGS AND INVESTMENT PLAN AND RETIREMENT ACCOUNT PLAN.

    As a participant in one or more of the plans referred to above interests in shares of Ingersoll-Rand Company Common Stock have been credited to your account. Under the plans' terms, you may instruct the trustee thereof how such shares are to be voted at the April 28, 1994 Annual Meeting of Shareholders of Ingersoll-Rand Company.

    Accordingly, enclosed is a Notice of the Annual Meeting and Proxy Statement and a confidential voting instruction form. A copy of Ingersoll-Rand Company's 1993 Annual Report has already been forwarded to you through your plant or office location. If you did not receive the Annual Report or would like to have an additional copy, they are available at your assigned location. The confidential voting instruction form should be completed and signed by you and then returned in the enclosed, self-addressed envelope to the trustee of the plan or plans in which you participate.

    Please note that if you hold Ingersoll-Rand Company stock independent of shares held under the Plans listed above, you will receive under separate cover another set of proxy materials, including a proxy card.

    Please vote, date, sign and return all proxy cards and voting instruction forms received.

                                                                R. G. Heller,
                                                                    Secretary

["INGERSOLL-RAND" logo]                 Executive Office
                                        ________________________________________

                                        Ingersoll-Rand Company
                                        Woodcliff Lake, New Jersey 07675

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of Shareholders of Ingersoll-Rand Company will be held on April 28, 1994, at 10:30 a.m., local time, at the Company's executive offices, 200 Chestnut Ridge Road, Woodcliff Lake, New Jersey for the following purposes:

          (1) To elect three directors of the First Class to hold office for three years and one director of the Second Class to hold office for one year.

          (2) To ratify the appointment of Price Waterhouse as independent accountants of the Company for 1994.

          (3) To transact such other business as may be incident to or properly come before the Annual Meeting or any adjournments thereof.

     The transfer books will not be closed, but only shareholders of record at the close of business on February 28, 1994 are entitled to notice of and to vote at the Annual Meeting.

     A map showing the location of the Company's executive offices, as well as necessary travel information, follows this Notice and Proxy Statement.

     You are requested to vote, date and sign the enclosed proxy and return it in the enclosed envelope at your earliest convenience. Since it is impractical to eliminate duplication, separate proxies are mailed to persons whose names are shown in more than one way on the Company's stock records. Therefore, you may receive more than one proxy. PLEASE VOTE, DATE, SIGN AND RETURN ALL PROXIES RECEIVED.

     Shares held for the account of shareholders participating in the Company's Automatic Dividend Reinvestment and Cash Payment Plan will be voted by such Plan's administrator in the same manner as directed on the enclosed proxy. If a shareholder participating in the Automatic Dividend Reinvestment and Cash Payment Plan does not return a proxy, the shares held for such shareholder's account in such Plan will not be voted.

                                        By Order of the Board of Directors,



                                                        R.G. Heller,
                                                          Secretary

Dated: March 15, 1994

                             INGERSOLL-RAND COMPANY
                                 P.O. BOX 8738
                        WOODCLIFF LAKE, NEW JERSEY 07675

                                PROXY STATEMENT
                      1994 ANNUAL MEETING OF SHAREHOLDERS

    The enclosed proxy is solicited by the Board of Directors of the Company in connection with the Annual Meeting to be held on April 28, 1994. It and this Proxy Statement are being sent to shareholders beginning on or about March 15, 1994. Proxies in the accompanying form which are properly executed and received by the Secretary prior to the Annual Meeting will be voted. The Company has retained Georgeson & Co. to assist in the solicitation of proxies personally and by telephone at a cost of $10,000 plus expenses. In addition, certain officers and other employees of the Company, without extra remuneration, may assist in the solicitation. The cost of solicitation will be borne by the Company.

                             REVOCABILITY OF PROXY

    A shareholder giving the enclosed proxy has the power to revoke it at any time before it is exercised and may do so by written notice to the Secretary of the Company at the address set forth above, effective upon receipt of such written notice, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute revocation of a proxy.

                               VOTING SECURITIES

    The record date for the determination of shareholders entitled to vote at the Annual Meeting is the close of business on February 28, 1994. There were outstanding and entitled to vote on such date 105,436,744 shares of Common Stock, each of which is entitled to one vote.

    In voting for the election of directors, shareholders have cumulative voting rights. Accordingly, each shareholder may cumulate such voting power as such shareholder possesses and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of such shareholder's votes, or distribute such shareholder's votes on the same principle among two or more candidates, as such shareholder sees fit. The enclosed proxy grants discretionary authority for the exercise of such cumulative voting rights.

    The affirmative vote of the holders of a plurality of votes cast at the Annual Meeting will be required to elect directors, and the affirmative vote of the holders of the majority of the votes cast will be required to act on all other matters to come before the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting, who will also determine whether or not a quorum is present. The inspectors of election will treat abstentions, as well as shares represented by proxies submitted by brokers who indicate that they do not have authority to vote on a particular matter, as shares that are present for purposes of determining the presence of a quorum, but as unvoted (i.e., not cast) for purposes of determining the approval of the particular matter in question.

                            1. ELECTION OF DIRECTORS

    It is intended that the proxies will be voted for the election of Theodore
H. Black, Joseph P. Flannery and Cedric E. Ritchie as directors of the Third Class for a term of three years and Donald J. Bainton as a director of the Second Class for a term of one year.

    If, for reasons not now known, any of said nominees is not a candidate when the Annual Meeting takes place, it is intended that such proxies will be voted for the election of the other nominees named and may be voted for any substitute nominees.

    The proxies may be voted cumulatively for less than the entire number of nominees if any situation arises which, in the opinion of the proxyholders, makes such action necessary or desirable.

    Information with respect to each nominee and each director whose term of office will continue after the Annual Meeting is as follows:

DONALD J. BAINTON

Mr. Bainton has been Chairman and Chief Executive Officer and director of Continental Can Co., Inc. (formerly Viatech, Inc.), an industrial packaging company which also provides engineering, architectural and surveying services, since 1983. He is also a director of General Public Utilities Corporation. Mr. Bainton, who is 62 years old, became a director of the Company in 1993, and he is a candidate for a one-year term. Member of Audit Committee.

THEODORE H. BLACK

Mr. Black retired in 1993 as Chairman and Chief Executive Officer of the Company, a position he had held from 1988. He previously served as a Vice President of the Company from 1972 through 1986, as President and Chief Executive Officer of Dresser-Rand Company (in which the Company holds a 49% ownership interest) from 1987 until February 1988 and as President of the Company from February 1988 to September 1992. He is also a director of CPC International, Inc., McDermott International, Inc. and General Public Utilities Corporation. Mr. Black, who is 65 years old, became a director of the Company in 1988, and he is a candidate for a three-year term.

BRENDAN T. BYRNE

Mr. Byrne has been a member of the law firm of Carella, Byrne, Bain, Gilfillan, Cecchi and Stewart since 1982. He previously served as Governor of New Jersey from 1974 to 1982. He is also a director of Elizabethtown Water Co., Chelsea GCA Realty, Inc., Jamesway Corporation, New Jersey Bell Telephone Company and The Prudential Insurance Company of America. Mr. Byrne, who is 69 years old, became a director of the Company in 1988, and his current term expires in 1995. Member of Audit, Corporate Affairs and Finance Committees.

JOSEPH P. FLANNERY

Mr. Flannery has been Chairman, President and Chief Executive Officer of Uniroyal Holding, Inc., a holding company, since 1986. He was also a partner in Clayton & Dubilier, an investment firm, from 1988 to 1990. Mr. Flannery served as Chairman, President and Chief Executive Officer of Uniroyal, Inc., a manufacturer of chemicals, tires, engineered products and leisure products, from 1982 to 1986. He is also a director of APS, Inc., Arvin Industries, Inc., K Mart Corporation, Newmont Gold Company, Newmont Mining Corporation and The Scotts Company. Mr. Flannery, who is 61 years old, became a director of the Company in 1986, and he is a candidate for a three-year term. Member of Audit, Compensation and Nominating and Finance Committees.

ALEXANDER H. MASSAD

Mr. Massad served as a director of Mobil Corporation from 1977 and a director and Executive Vice President of Mobil Oil Corporation from 1976 until his retirement from these positions in 1986. He is also a director of Maxim Engineers, Inc., Research Applications Inc. and Texas Commerce Bank-Austin. Mr. Massad, who is 70 years old, became a director of the Company in 1982, and his current term expires in 1995. Member of Audit and Corporate Affairs Committees.

JAMES E. PERRELLA

Mr. Perrella has been Chairman, and Chief Executive Officer of the Company since November 1993. He has also served as President of the Company since September 1992, prior to which he served as an Executive Vice President of the Company. He is also a director of Cincinnati Milacron Inc. Mr. Perrella, who is 58 years old, became a director of the Company in 1992 and his current term expires in 1995.

JOHN E. PHIPPS

Mr. Phipps has been a private investor for many years. He is also a director of W.R. Grace & Co. Mr. Phipps, who is 61 years old, became a director of the Company in 1970, and his current term expires in 1996. Member of Corporate Affairs and Finance Committees.

DONALD E. PROCKNOW

Mr. Procknow served as Vice Chairman and Chief Operating Officer and a director of AT&T Technologies, Inc. (formerly Western Electric Company, Inc.) from 1984 until his retirement from these positions in 1986. Previously he had served as Chief Executive Officer of Western Electric Company, Inc. from 1972. He is also a director of CPC International, Inc. and The Prudential Insurance Company of America. Mr. Procknow, who is 70 years old, became a director of the Company in 1973, and his current term expires in 1996. Member of Audit and Compensation and Nominating Committees.

CEDRIC E. RITCHIE

Mr. Ritchie has been Chairman of the Board and Chairman of the Executive Committee of The Bank of Nova Scotia since 1993. He previously served as Chairman of the Board and Chief Executive Officer of The Bank of Nova Scotia from 1974 until 1993. He is also a director of Moore Corporation Limited and Nova Corporation of Alberta. Mr. Ritchie, who is 66 years old, became a director of the Company in 1987, and he is a candidate for a three-year term. Member of Compensation and Nominating and Finance Committees.

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                           CERTAIN BENEFICIAL OWNERS

    The following table sets forth as of January 31, 1994, the beneficial ownership of the Company's Common Stock by (i) each of the directors of the Company, (ii) each of the executive officers of the Company named in the Summary Compensation Table below, and (iii) all directors and executive officers of the Company as a group:

                                                                   Shares Beneficially Owned
                                                                   and Nature of Beneficial
    Name                                                                 Ownership(a)
- -----------------------------------------------------------------  -------------------------
D.J. Bainton.....................................................                 300
T. E. Bennett....................................................              93,514(b)
T. H. Black......................................................             158,566(b)(c)
B. T. Byrne......................................................                 400
J. P. Flannery...................................................               1,000
W. G. Kuhns(d)...................................................               4,000
D. W. Lasier.....................................................              64,512(b)
A. H. Massad.....................................................                 746
W. G. Mulligan...................................................             217,263(b)
J. E. Perrella...................................................             179,760(b)
J. E. Phipps.....................................................                 500
D. E. Procknow...................................................               1,000
C. E. Ritchie....................................................                 400
W. A. Strauss(d).................................................              14,353
J.F. Travis......................................................             140,554(b)
All directors and executive officers as a group (27 persons).....           1,443,798(b)(e)

    (a) Unless otherwise indicated, all shares were held directly. No director or executive officer at the Company owns as much as 1% of the outstanding Common Stock.

    (b) Includes shares held by the trustee under the Company's Savings and Stock Investment Plan and Retirement Account Plan for the benefit of executive officers as follows: T.E. Bennett, 9,914 shares; D.W. Lasier, 8,312 shares; W.G. Mulligan, 11,319 shares; J.E. Perrella, 27,270 shares; J.F Travis, 13,754 shares, and all executive officers as a group, 128,506 shares.

    Also included are shares which executive officers had the present right to acquire under the Company's Incentive Stock Plans as follows: T.E. Bennett, 40,000 shares; T.H. Black, 90,000 shares; D.W. Lasier, 24,000 shares; W.G. Mulligan, 154,000 shares; J.E. Perrella, 100,000 shares; and J.F. Travis, 110,000 shares and all directors and executive officers as a group, 873,500 shares.

    (c) Includes 13,500 shares of Common Stock owned by Mr. Black's wife and Mr. Black disclaims beneficial ownership of such shares.

    (d) Messrs. Kuhns and Strauss are retiring from the Board of Directors in April 1994.

    (e) All directors and executive officers as a group beneficially owned approximately 1.36% of the outstanding Common Stock. This includes an aggregate of 14,788 shares of Common Stock beneficially owned by members of the families of one director and one executive officer, as to which the respective director and executive officer disclaim beneficial ownership.

    Fidelity Management Trust Company, 82 Devonshire Street, Boston, Massachusetts 02109, has notified the Company that, as trustee for the Company's Savings and Stock Investment Plan and Retirement Account Plan, it held as of January 31, 1994, an aggregate of 5,502,425 shares of Common Stock, representing approximately 5.22% of the outstanding Common Stock for the benefit of participants in such plans.

    Each director and officer of the Company is required to file with the Securities and Exchange Commission, by a specified date, reports regarding his or her transactions involving the Company's Common Stock. To the Company's knowledge, based solely on the information furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1993, all such filing requirements were complied with, except that R.A. Spohn, Controller-Accounting and Reporting of the Company, filed his initial report and one subsequent report (with respect to two transactions) late.

                       BOARD OF DIRECTORS AND COMMITTEES

    The Board of Directors held nine meetings during 1993. Each incumbent director attended 75% or more of the total number of meetings of the Board and the Committees of which he was a member.

    Directors who are not employees of the Company receive an annual retainer of $27,000, and $1,000 for attendance at each Board or Committee meeting, except that Committee chairmen receive $1,500 per Committee meeting.

    A director who is not a participant in any of the Company's other retirement plans and who retires as a director at age 72 (the mandatory retirement age for directors) with five or more years of service, will receive annually during his lifetime a fee equal to the annual retainer in effect as of the date of his retirement. Any such director who is required to resign as a director for health or other specified reasons after age 65 with ten or more years of service, will receive annually a similar amount during his lifetime or a pro rata amount if his service is between five and ten years.

    The Audit Committee held four meetings during 1993. The functions of this Committee are to recommend to the Board the public accounting firm to be appointed the Company's independent auditors, to review the scope of the audit and the findings of the independent auditors, to review with Company officers the internal audit department activities and any actions taken in response to recommendations of the independent auditors, to make appropriate periodic reports to the Board relating to the Committee's activities and to render such advice and recommendations in connection with the foregoing matters as it deems necessary.

    The Compensation and Nominating Committee held four meetings during 1993. The functions of this Committee are to establish the Company's executive compensation policies, to review the compensation of officers and key employees, to recommend or approve changes in compensation within the limits of the Committee's authority, to review and recommend changes in the Company's employee benefit programs and management succession plans and to recommend to the Board nominees for election as directors and officers and for appointment to the committees of the Board. The Committee also administers and supervises the Company's Incentive Stock Plans and the Management Incentive Unit Plan.

    While the Compensation and Nominating Committee does not actively solicit names of candidates for nomination to the Board, it will review and consider any proposed nominations submitted in writing by the shareholders of the Company. Shareholders may submit such recommendations to the Secretary of the Company.

    The Corporate Affairs Committee held two meetings during 1993. The functions of this Committee are to review the Company's policies on public issues having broad social significance, the implementation of those policies, and the Company's conduct of its business as a responsible corporate citizen.

    The Finance Committee held four meetings during 1993. The functions of this Committee are to direct the investment policies of all retirement plans of the Company and its subsidiaries (including the Company's Savings and Stock Investment Plan), and to review the Company's annual finance plan, proposed borrowings and securities issuances, and dividend and cash management policies.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION AND NOMINATING COMMITTEE

    The Company's executive compensation program is administered by the Compensation and Nominating Committee of the Board of Directors (the "Compensation Committee"), which is composed of the individuals listed below, each of whom is an independent non-employee director. The Compensation Committee has responsibility for the Company's executive officer compensation program, including the approval of salary increases and annual bonuses, and the granting of stock options (and associated stock appreciation rights), stock awards and Management Incentive Units ("MIUs"), in accordance with the terms of the respective plans governing such grants, to executive officers who are not also directors of the Company. It also has responsibility for making recommendations to the members of the Board of Directors who do not participate in the executive compensation program regarding salary increases, the payment of annual bonuses, and the granting of stock options (and associated stock appreciation rights), stock awards and MIUs to executive officers who also are directors of the Company.

Compensation Policies Applicable to Executive Officers

    The Compensation Committee's executive officer compensation policies have been formulated to attract, motivate and retain senior management by providing competitive salaries and incentive compensation--payment of which is related to the achievement of the Company's annual and longer-term performance goals--to reward above-average performance, and to recognize individual initiative and achievements. As described below, certain of the Compensation Committee's compensation determinations are based upon the achievement of specific performance criteria. Other compensation determinations, however, are subjective.

    The Compensation Committee periodically reviews and evaluates its executive officer compensation practices against the practices of approximately 50 industrial and service companies with annual revenues in the $3 billion to $6 billion range, using survey data compiled and analyzed by an outside consulting firm engaged by the Compensation Committee. Data from other compensation surveys is also considered. The companies included in these compensation surveys are not the same as those comprising the Standard & Poor's Machinery-Diversified Index referred to below under the caption "Performance Graph," although some of the companies comprising such Index are included in the compensation surveys. The Compensation Committee has not targeted any competitive survey percentile in making its compensation determinations.

    Salary increases normally are granted annually to executive officers by the Compensation Committee based upon its evaluation of general U.S. industry salary trends derived from surveys and various business publications, the salaries paid for comparable positions in the surveyed corporations referred to above and individual performance. Weighting of these salary determination factors varies because each salary determination is based upon an individual's particular circumstances.

    Executive officers with direct responsibility for operations may receive annual bonuses under the terms of written performance agreements established early each year. These agreements provide that a bonus equal to 30-40% of salary will be payable if the operating income and the return on assets of their respective group operations meet these pre-established targets, and an additional 40-50% of salary (to a maximum of 80% of salary) will be payable for substantially exceeding those targets. In addition, a discretionary bonus of up to 20% of salary may be payable based upon subjective criteria applicable to the respective operations managed by these executive officers. The total bonus may be increased by up to 25% based on the Company's achievement of a pre-established earnings per share objective during the particular year.

    Other executive officers, including those responsible for staff functions, may receive annual bonuses based upon both the Company's and their individual performance during such year. The determination of the amount of any bonus payable to these other executive officers is subjective. In fixing such bonus awards, the Compensation Committee considers not only the Company's earnings per share performance in the particular year compared to the preceding year and to the earnings per share goal established at the start of the particular year, but also the individual's contribution to such performance. In addition, the general economic environment in which the Company operated during such year is taken into account.

    The Company's executive officer compensation program provides for a substantial component of total executive officer compensation to reflect the returns realized by shareholders and the degree to which future performance targets are met. This equates the long-term interests of the Company's executive officers with those of the Company's shareholders and is accomplished through the following long-term incentive programs:

        (a) Stock options with tandem stock appreciation rights under the Incentive Stock Plan of 1990 (the "Incentive Stock Plan") generally are granted annually at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant, and are exercisable over the period beginning one year from the date of grant until the tenth anniversary of the grant.

        (b) Stock awards payable in the Company's Common Stock periodically are granted under the Incentive Stock Plan to executive officers and other key employees of the Company. Awards to executive officers normally are distributed upon vesting in three annual installments and are conditioned on continued employment with the Company. The stock awards provide that one-half of each award will be paid only in the event the Company achieves predetermined earnings per share objectives during the installment payout period. The objective for each year is established early in the year by a majority of the members of the Board of Directors who do not participate in the compensation program. In the event such earnings per share objectives are not met, payouts are made only at the discretion of the members of the Board of Directors who do not participate in the executive compensation program.

        (c) MIUs under the Management Incentive Unit Plan (the "MIU Plan") have been granted to executive officers during the course of their employment with the Company. This program recognizes the performance of individuals who have a high potential for growth in the future management of the Company. The number of MIUs granted to a particular individual is based upon the position responsibility of such individual within the Company, such individual's tenure in such position and with the Company, and an evaluation of the potential of such individual for future growth. Weighting of the factors used in determining MIU grants varies because each grant is based upon an individual's particular circumstances. Under the MIU Plan, when cash dividends are paid on the Company's Common Stock, a participant is paid a cash amount equal to one-half of the dividends such participant would have received had the participant owned one share of Common Stock for each MIU granted to the participant. The remaining one-half of each cash dividend is credited to an account for the participant and is converted into so-called Common Stock equivalents (i.e., a unit or units equal to the number of shares of the Company's Common Stock which the cash would have been able to purchase on the open market based on the then current per share price). Dividends are credited on such Common Stock equivalents which also are held in the participant's MIU account. Amounts credited as Common Stock equivalents become vested after five years. Common Stock equivalents entitle the holder to receive upon retirement, as defined in the MIU Plan, cash equal to the fair market value of one share of Common Stock for each Common Stock equivalent credited to the participant's account.

    The number of stock options and stock awards granted are based upon the position responsibility of each recipient and the long-term incentive practices of the surveyed corporations referred to above. These factors are periodically reevaluated by the Compensation Committee. The Compensation Committee seeks to provide long-term incentive compensation for a particular position within the third quartile of practices of the surveyed corporations referred to above for equivalent positions. The

Compensation Committee uses these guidelines in making its award grant determinations. New awards of both stock options and stock grants are issued without regard to the options or awards previously granted or still outstanding.

    The Company's Savings and Stock Investment Plan (the "Savings Plan"), in which all United States employees who are not members of collective bargaining units may participate, furthers the goal of aligning the long-term interests of all Company employees and the shareholders by providing that all Company matching contributions, which during 1993 equaled up to 3% of a participant's annual compensation (as defined in the Savings Plan), are invested solely in the Company Stock fund maintained under the Savings Plan.

    The Omnibus Budget Reconciliation Act of 1993 includes a provision that disallows a federal income tax deduction for compensation, other than certain performance-based compensation, in excess of $1 million annually paid by the Company to any individual named in the Summary Compensation Table, effective January 1, 1994. Proposed regulations under this section have recently been issued by the Internal Revenue Service. During 1994, the Compensation Committee will be considering whether changes in the Company's compensation practices are appropriate in light of this provision.

1993 Chief Executive Officer Compensation

    The Compensation Committee recommended (and the Board of Directors approved) a 24% salary increase to $525,000 for Mr. Perrella effective November 1, 1993, in recognition of Mr. Perrella's assumption of responsibilities as the Company's chief executive officer. Since he was new to that position, the salary level placed Mr. Perrella in the lowest quartile relative to chief executives of comparably sized corporations. In addition, the Compensation Committee recommended in February 1994 that the Board approve a bonus to Mr. Perrella in respect of 1993 in an amount equal to 80% of his 1993 year-end salary. This recommendation, as well as the Board's subsequent award of that bonus, was based upon the Company's 1993 operating results, which exceeded 1992 and which achieved the 1993 earnings goal, and Mr. Perrella's contribution to these results.

    During 1993, Mr. Perrella was also awarded stock options (with associated stock appreciation rights) in respect of 60,000 shares of the Company's Common Stock exercisable beginning on May 5, 1994 at an exercise price of $32.44 per share. In addition, on November 1, 1993, in connection with his promotion to Chairman and Chief Executive Officer and consistent with the guidelines referred to above (i.e., based upon his position responsibility and the long-term incentive compensation practices of the surveyed corporations referred to above), Mr. Perrella was granted (i) options covering 10,000 shares of the Company's Common Stock which are exercisable beginning on November 1, 1994 at an exercise price of $36.31, and (ii) a stock award totalling 7,000 shares which are distributable upon vesting in accordance with the Company's stock award program.

    Mr. Black was the Company's chief executive officer until his retirement on October 31, 1993. Based upon a recommendation of the Compensation Committee made on December 2, 1992, the Board of Directors granted Mr. Black a salary increase to $740,000 effective January 1, 1993. This salary was considered to be comparable to the salaries of similarily-experienced chief executive officers of the surveyed corporations referred to above. In May 1993, Mr. Black was granted stock options in respect of 90,000 shares of the Company's Common Stock at an exercise price of $32.44 per share, consistent with the guidelines described above and in recognition of his valuable contributions during the period he served as the Company's chief executive officer. In addition, in recognition of such contributions and in recognition of the Company's performance during his tenure in 1993, the Board of Directors approved the Compensation Committee's recommendation that he be paid a bonus equal to 100% of his final salary upon his retirement.

1993 Compensation of Other Named Executive Officers

    During 1993, in accordance with the policies stated above, the executive officers named in the Summary Compensation Table, other than Messrs. Perrella and Black, were granted salary increases averaging approximately 8%, including one increase granted in connection with the promotion of one such individual. Bonus awards to Messrs. Travis and Lasier were granted pursuant to performance agreements of the type described above. Since in 1993 both of the groups for which Messrs. Travis and Lasier were responsible exceeded their respective operating income and return on asset goals and the Company achieved certain pre-established profit objectives, these individuals were awarded bonuses averaging approximately 100% of salary. Messrs. Bennett and Mulligan, who did not have performance agreements for 1993, were awarded bonuses averaging 40% of salary in line with Company performance and the evaluation of their individual contributions to the Company's results. In addition, these executive officers were granted stock options in respect of the Company's Common Stock, as indicated in the Summary Compensation Table and under the caption "Stock Options and Stock Appreciation Rights", in accordance with the practices referred to above.

Summary

    The Compensation Committee believes the compensation program for the Company's executive officers is competitive with, and falls within the third quartile relative to, the compensation programs provided to similarly situated officers in the surveyed corporations. The Compensation Committee believes the bonus payments made to the executive officers named in the Summary Compensation Table below in respect of the year 1993 are appropriate and commensurate with the Company's 1993 financial and strategic performance and their respective individual achievements during the year. Based on information the Compensation Committee has been provided by consultants relative to the compensation practices of other comparably-sized corporations, it believes the stock incentive compensation opportunities provided to these officers, in the form of stock options with tandem stock appreciation rights, and stock awards are also appropriate and are awarded in a manner fully consistent with the Company's strategy of basing a substantial component of total executive officer compensation on the total returns realized by the Company's shareholders.

                                            COMPENSATION AND NOMINATING
                                            COMMITTEE

                                              Joseph P. Flannery, Chairman
                                              William G. Kuhns
                                              Donald E. Procknow
                                              Cedric E. Ritchie
                                              Willis A. Strauss

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table shows, for the years ended December 31, 1991, 1992, and 1993, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to each individual who served during 1993 as the Company's chief executive officer and to each of the other four most highly compensated executive officers of the Company in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                                             Long-Term Compensation
                                                                      -------------------------------------
                                           Annual Compensation
                                     -------------------------------            Awards
                                                             Other    --------------------------   Payouts
                                                            Annual    Restricted   Securities     ---------
                                                            Compen-     Stock      Underlying       LTIP     All Other
        Name and                      Salary      Bonus     sation     Awards     Options/SARs     Payouts    Compen-
   Principal Position       Year        ($)        ($)        ($)      ($)(c)        (#)(d)        ($)(e)    sation(f)
- ------------------------  ---------  ---------  ---------  ---------  ---------  ---------------  ---------  ---------
T.H. Black,                    1993  $ 616,667  $ 740,000  $       0  $  18,529        90,000     $ 310,800  $ 101,037
Chairman of the Board          1992    693,000    518,000          0     23,877        90,000       110,250     56,237
  and Chief Executive          1991    649,000    480,000          0    545,754        90,000       143,000     44,524
  Officer(a)
J.E. Perrella,                 1993    433,333    420,000          0    146,652        70,000       194,250     42,879
Chairman of the Board,         1992    325,000    286,010          0    119,726        60,000        49,613     33,957
  President and Chief          1991    285,000    188,365          0    250,571        40,000        64,350     23,911
  Executive Officer
T.H. Bennett,                  1993    313,333    140,000          0     15,216        40,000       142,450     22,487
Executive Vice President       1992    277,500    125,000     18,426(b)  14,670        40,000        49,613     81,032
                               1991    265,000    114,560          0    253,611        40,000        64,350     16,663
W.G. Mulligan,                 1993    316,667    115,000          0     18,355        40,000       142,450     21,787
Executive Vice President       1992    297,500     98,325          0     17,696        40,000        49,613     23,978
                               1991    285,000     96,190          0    256,431        40,000        64,350     17,496
J.F. Travis,                   1993    222,500    237,635    111,571(b)   5,966        30,000        77,700    185,322
Executive Vice President       1992    204,667    145,835          0      5,752        30,000        24,806     34,873
                               1991    176,833     60,000          0    136,236        30,000        32,175     13,687
D.W. Lasier,                   1993    202,000    194,800          0      9,712        24,000        77,700     22,275
Vice President                 1992    193,334    193,100          0      9,364        24,000        38,588     22,780
                               1991    187,333    179,450          0    139,602        24,000        50,050      9,376

- ---------------

    (a) Mr. Black retired from the Company effective October 31, 1993.

    (b) This amount represents that portion of relocation benefit payments to Messrs. Bennett and Travis which compensated them for the income taxes payable in respect of the relocation compensation. The relocation benefit amounts are reflected in the column headed "All Other Compensation" and the related footnote.

    (c) The amounts reflected as Restricted Stock Awards are composed of (i) the portion of stock awards granted under the Incentive Stock Plan to be issued subject to the continuation of employment of the named executives, and (ii) the crediting of Common Stock equivalents to the accounts of such executives under the MIU Plan.

    The shares issuable after December 31, 1993 to the named executives under outstanding stock awards which are subject to continued employment and the years of vesting of such awards are as follows:

                                                                      Year of Vesting
                                                                    --------------------
    Name                                                              1994       1995
- ------------------------------------------------------------------  ---------  ---------
J. E. Perrella....................................................      5,900      9,600
T. E. Bennett.....................................................      3,300      5,500
W. G. Mulligan....................................................      3,300      5,500
J. F. Travis......................................................      1,800      3,000
D.W. Lasier.......................................................      1,800      3,000

Dividend equivalents are paid in respect of such shares prior to their vesting. The issuance of the balance of the shares subject to the stock awards is contingent upon the attainment of earnings per share goals established by the Board of Directors (see footnote (e) below).

    The aggregate number and fair market value as of December 31, 1993 of all Common Stock equivalents credited to the accounts of the named executives under the MIU Plan and the shares subject to outstanding stock awards issuable contingent upon the continued employment of the named executives, are as follows:

                                                                         Fair Market
    Name                                                     # Shares       Value
- ----------------------------------------------------------  -----------  ------------
J. E. Perrella............................................      22,829    $  873,209
T. E. Bennett.............................................      20,796       795,447
W. G. Mulligan............................................      22,833       873,362
J. F. Travis..............................................       7,424       283,968
D.W. Lasier...............................................       8,840       338,130

    (d) Where applicable, share amounts are adjusted to reflect the two-for-one stock split paid June 1, 1992 in the form of a 100% stock dividend.

    (e) The amounts reflected in this column represent the value of the performance portion of stock awards issued to the named executives. The shares subject to the performance portion of the stock awards are distributable if the Company achieves earnings per share goals established by the Board of Directors early each year.

    (f) The amounts reflected in this column represent (i) Company contributions for the account of the named executive officers to the Company's Savings Plan and Retirement Account Plan, as well as amounts credited to the accounts of such executive officers under the related supplemental plans, which provide benefits which would have been provided under the applicable tax-qualified plans but for Internal Revenue Code restrictions on such benefits,
(ii) dividend equivalents paid to the named executive officers in respect of the performance portion of stock awards (see footnote (e) above), and (iii) relocation benefits paid to two of the named executives officers. For 1993 such amounts were as follows:

                                                       Retirement Account
                                 Savings Plan            Plan (including
                            (including Supplemental     Supplemental Plan      Dividend    Relocation
    Name                      Plan Contributions)        Contributions)       Equivalents   Benefits
- --------------------------  -----------------------  -----------------------  -----------  -----------
T. H. Black...............         $  56,240                $   4,717          $  10,080    $       0
J. E. Perrella............            21,580                   14,387              6,912            0
T. E. Bennett.............            13,150                    4,717              4,620            0
W. G. Mulligan............            12,450                    4,717              4,620            0
J. F. Travis..............            11,050                    7,366              2,520      164,386
D.W. Lasier...............            11,853                    7,902              2,520            0

The 1993 amount for Mr. Black also includes a $30,000 payment made to him in connection with his retirement from the Company.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

    The following tables contain information for the year 1993 concerning the grants to, and exercises by, the executive officers named above, of stock options and tandem stock appreciation rights ("SARs") under the Incentive Stock Plan and the value of such options and rights held by such executive officers as of December 31, 1993:

                           OPTION/SAR GRANTS IN 1993

                                 Number of        % of Total
                                Securities       Options/SARs
                                Underlying        Granted to      Exercise or
                               Options/SARs        Employees          Base      Expiration    Grant Date
                              Granted (#)(a)        in 1993       Price ($/sh)     Date      Value ($)(b)
                              ---------------  -----------------  ------------  -----------  ------------
T. H. Black.................        90,000              8.95%      $  32.4375       5/5/03    $  991,215
J. E. Perrella..............        60,000              5.97          32.4375       5/5/03       660,810
                                    10,000              0.99          36.3125      11/1/03       118,924
T. E. Bennett...............        40,000              3.98          32.4375       5/5/03       440,540
W. G. Mulligan..............        40,000              3.98          32.4375       5/5/03       440,540
J. F. Travis................        30,000              2.98          32.4375       5/5/03       330,405
D.W. Lasier.................        24,000              2.39          32.4375       5/5/03       264,324

                                                   (Footnotes on following page)

(Footnotes for preceding page)

    (a) All options and SARs become fully exercisable on May 5, 1994, except for the option and tandem SARs with respect to 10,000 shares granted to Mr. Perrella at an exercise price of $36.3125, which become exercisable on November 1, 1994.

    (b) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The grant date values were determined based in part upon the following assumptions:

                                                                      May 5, 1993    November 1, 1993
                                                                     -------------  ------------------
Expected volatility................................................        .3400            .3142
Risk-free rate of return...........................................       5.49%            5.25%
Dividend yield.....................................................       2.29%            2.04%
Time of exercise (expected)........................................  6 years               6 years

                    AGGREGATED OPTION/SAR EXERCISES IN 1993
                     AND DECEMBER 31, 1993 OPTION/SAR VALUE

                                                                                     Value of Unexercised
                            Number                      Number of Unexercised            In-the-Money
                          of Shares                        Options/SARs at              Options/SARs at
                          Underlying                         12/31/93 (#)                 12/31/93($)
                         Options/SARs      Value      --------------------------  ---------------------------
    Name                Exercised (#)   Realized ($)  Exercisable  Unexercisable  Exercisable   Unexercisable
- ----------------------  --------------  ------------  -----------  -------------  ------------  -------------
T. H. Black...........       150,000    $  1,687,500      90,000        90,000    $    652,500   $   523,125
J. E. Perrella........             0               0     100,000        70,000         977,500       368,125
T. E. Bennett.........        70,000         809,061      40,000        40,000         290,000       232,500
W. G. Mulligan........        25,000         373,281     154,000        40,000       1,912,186       232,500
J. F. Travis..........        10,000         163,125     110,000        30,000       1,345,624       174,375
D.W. Lasier...........        25,000         157,813      24,000        24,000         174,000       139,500

LONG-TERM INCENTIVE PLAN AWARDS

    As described above in the Report of the Compensation and Nominating Committee, the Company, as part of its executive officer compensation program, awards shares of Company Common Stock under the Incentive Stock Plan to executive officers and other key employees. One-half of such awards is contingent upon the individual's continuing employment with the Company and one-half is contingent upon the Company's earnings per share performance during the payout period. The following table reflects the performance portion of a stock award which was made in connection with Mr. Perrella's election as Chairman and Chief Executive Officer of the Company:

                    LONG-TERM INCENTIVE PLAN AWARDS IN 1993

                                                 Performance
                                                  or Other             Estimated Future Payouts Under
                                Number of       Period Until             Non-Stock Price Based Plans
                            Shares, Units or     Maturation     ---------------------------------------------
    Name                    Other Rights (#)      or Payout      Threshold (#)   Target (#)     Maximum (#)
- --------------------------  -----------------  ---------------  ---------------  -----------  ---------------
T. H. Black...............              0            --               --             --             --
J. E. Perrella............          3,500               (a)           --              3,500          3,500
T. E. Bennett.............              0            --               --             --             --
W. G. Mulligan............              0            --               --             --             --
J. F. Travis..............              0            --               --             --             --
D.W. Lasier...............              0            --               --             --             --

    (a) The shares subject to this stock award are issuable in two installments in the years 1994 and 1995 based upon the earnings per share performance of the Company during the years 1993 and 1994.

RETIREMENT PLANS

    The Company and its subsidiaries maintain a number of defined benefit pension plans for their officers and other employees. The pension plans provide for fixed benefits in the event of retirement at a specified age and after a specified number of years of service. All of the executive officers of the Company named above are participants in the Company's Pension Plan Number One (the "Pension Plan"). Under the Pension Plan, for service prior to 1987, the annual benefit payable upon normal retirement at age 65 is based upon the highest average annual compensation rate (i.e., salary and bonus as reflected in the Summary Compensation Table) for any 60 consecutive months during the last 120 months of employment multiplied by years of credited service, less an offset for Social Security benefits. Pension Plan participants who were at least 55 years of age on December 31, 1986, or whose age plus credited years of service with the Company totalled at least 80 on that date (which includes all of the executive officers named above other than Messrs. Perrella, Travis and Lasier), continue to have their benefits determined under this formula. For all other Pension Plan participants, a benefit determined under this formula is calculated using compensation and credited service prior to 1987. Benefits with respect to service after 1986 are being calculated under a formula equal to 1.50% of each year's compensation (i.e., salary and bonus as reflected in the Summary Compensation Table) less a Social Security offset for that year.

    As indicated above, all of the executive officers named above other than Messrs. Perrella, Travis and Lasier continue to have their retirement benefits determined under the formula in effect prior to

1987. The following table illustrates approximate annual pensions for retirements in 1994 under the Pension Plan (and under the nonqualified supplemental pension plan which provides Pension Plan benefits in excess of the limitations prescribed under the Internal Revenue Code of 1986, as amended) using the formula in effect prior to 1987, computed as a straight life annuity and based on the indicated assumptions, but without any deduction for individual Social Security benefits:

                                                              Approximate Annual Pension
 Highest Average Annual Compensation                          upon Retirement at Age 65
   for Any Period of 60 Consecutive     ----------------------------------------------------------------------
   Months during Last 120 Months of      15 Years    20 Years    25 Years    30 Years    35 Years    40 Years
              Employment                of Service  of Service  of Service  of Service  of Service  of Service
- --------------------------------------  ----------  ----------  ----------  ----------  ----------  ----------
$ 400,000.............................  $   90,000  $  120,000  $  150,000  $  180,000  $  210,000  $  240,000
500,000...............................     112,500     150,000     187,500     225,000     262,500     300,000
600,000...............................     135,000     180,000     225,000     270,000     315,000     360,000
700,000...............................     157,500     210,000     262,500     315,000     367,500     420,000
800,000...............................     180,000     240,000     300,000     360,000     420,000     480,000
900,000...............................     202,500     270,000     337,500     405,000     472,500     540,000
1,000,000.............................     225,000     300,000     375,000     450,000     525,000     600,000
For each additional $50,000...........      11,250      15,000      18,750      22,500      26,250      30,000

    The credited years of service at December 31, 1993 for the individuals named above whose benefits are based solely on the pre-1987 formula are as follows:
Mr. Bennett, 42 years and Mr. Mulligan, 41 years. The current covered compensation for each of such individuals under the Pension Plan (and the related supplemental plan) is as follows: Mr. Bennett, $399,856; and Mr. Mulligan, $464,320. Mr. Black retired in 1993 with 36 credited years of service and covered compensation of $1,301,200.

    The estimated annual pension benefits payable at age 65 to Messrs. Perrella, Travis and Lasier, computed as a straight life annuity, without any deduction for individual Social Security benefits, assuming their employment continues until such retirement date at their respective current compensation levels and using the formula in effect at December 31, 1993, would be $206,933, $117,217 and $149,197, respectively.

OTHER POST-EMPLOYMENT ARRANGEMENTS

    The Company has entered into an arrangement with all of the executive officers named above whereby the Company is obligated to pay certain annual benefits for a ten-year period commencing upon retirement at age 65, so long as their employment with the Company is not terminated by the Company for cause (as defined) and so long as they meet certain non-competition obligations. In the event of death, the benefits are payable to the individual's estate to the extent not already paid. The annual benefits payable to each of such individuals are as follows: Mr. Black--$125,000; Mr. Perrella--$125,000; Mr. Bennett--$65,000; Mr. Mulligan--$65,000; Mr. Travis--$65,000; and Mr.
Lasier--$45,000. Under this arrangement, the Company is a beneficiary of life insurance policies on such executives and, based on actuarial assumptions, the life insurance proceeds receivable by the Company will defray the costs associated with this program.

    The Company has also adopted a program which provides the executive officers named above with life insurance coverage ranging from one times annual earnings (as defined) to two times annual earnings (increased in certain instances to account for income tax obligations payable in respect of such supplemental coverage).

CHANGE OF CONTROL ARRANGEMENTS

    The Company has entered into agreements with all of the executive officers named above other than Mr. Lasier, each of which provides that if the particular executive officer continues to be employed by the Company following any change of control (defined to include the acquisition by any person of 20% or more of the voting power of the Company's stock or the adoption of any shareholder proposal to change more than one-third of the Company's directors) his compensation and employment benefits shall continue without reduction. He shall be eligible for and participate in all Company benefit plans and programs at levels no less favorable than were in effect immediately prior to the change of control. Further, the agreements provide that upon a change of control all amounts due each such executive officer under the MIU Plan shall become fully vested and all amounts thereafter credited shall vest immediately. In the event of the termination following a change in control of the executive's employment by the Company or its successor or, in some cases, voluntary termination, the executive shall receive for a period of up to three years following his termination date his annual base salary as in effect on such termination date. Also, during such three-year period the executive will receive an annual bonus equal to the executive's average annual bonus for the five full fiscal years preceding the date of the change of control, less an offset for the amount of any supplemental pension benefits received during the period, as explained below. All stock options or stock appreciation rights held by the executive shall become exercisable at any time after the date of the executive's termination, and 100% of all stock awards shall be paid in cash within 30 days of termination. Upon termination, the executive will also receive supplemental pension benefits determined by granting the executive credit for the lesser of five additional years of service or the number of full years remaining to the executive's 65th birthday for all pension plan purposes, which benefit will equal the amount which would be due the executive at age 65, unreduced for early payment but reduced by any benefits to which he may then be entitled under all Company pension plans without such additional credited service.

PERFORMANCE GRAPH

    The following graph compares for the five years ended December 31, 1993, the cumulative total shareholder return on the Company's Common Stock with the cumulative total return on the Standard & Poor's 500 Stock Index and with the cumulative total return on the Standard & Poor's Machinery-Diversified Index. The graph assumes that $100 was invested on December 31, 1988 in each of the Company's Common Stock, the Standard & Poor's 500 Stock Index and the Standard & Poor's Machinery-Diversified Index and assumes the reinvestment of dividends.

                       COMPARISON OF FIVE-YEAR CUMULATIVE
                            TOTAL SHAREHOLDER RETURN


Ingersoll-Rand    100.00     150.66     114.81     174.12     188.20     251.96
S&P 500           100.00     131.59     127.49     166.17     178.81     196.75
S&P Machinery     100.00     118.99     102.64     122.03     124.52     184.35
             ------------
    For the S&P indicies, the fourth quarter dividend yield is assumed to be equal to the third quarter dividend yield.

                          TRANSACTIONS WITH MANAGEMENT

    Since January 1, 1993, the Company and its subsidiaries have engaged in transactions in the ordinary course of business with, or have used products or services of, a number of organizations in which the Company's directors have interests. The amounts involved have in no case been material in relation to the business of the Company and its subsidiaries and the Company believes that they have not been material in relation to the businesses of such other organizations or to the individual directors concerned. It is expected that the Company and its subsidiaries may continue to engage in similar transactions with such organizations in the future.

           2. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The Board of Directors has appointed Price Waterhouse as independent accountants for the Company and its subsidiaries to examine the consolidated financial statements of the Company for the fiscal year ending December 31, 1994. The appointment of Price Waterhouse is subject to ratification by the shareholders and a resolution for such ratification will be offered at the Annual Meeting. Price Waterhouse has been acting as independent accountants for the Company and its subsidiaries for many years and, both by virtue of its long familiarity with the Company's affairs and its ability, is considered best qualified to perform this important function.

    Representatives of Price Waterhouse are expected to be present at the Annual Meeting and to be available to respond to appropriate questions. They will have an opportunity to make a statement if they so desire.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL AND YOUR PROXY WILL BE SO VOTED UNLESS OTHERWISE SPECIFIED.

                                 OTHER MATTERS

    The Annual Meeting is called for the purposes set forth in the notice thereof. The Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the Annual Meeting other than those specifically referred to in the proxy and this Proxy Statement. If any other matters are properly brought before the Annual Meeting, it is the intention of the proxyholders to vote on such matters in accordance with their judgment.

                     SHAREHOLDER PROPOSALS AND NOMINATIONS

    Any proposal by a shareholder intended to be presented at the 1995 Annual Meeting of Shareholders of the Company must be received at the Company's principal executive offices at 200 Chestnut Ridge Road (P.O. Box 8738), Woodcliff Lake, New Jersey 07675, Attn: Secretary, no later than November 15, 1994, for inclusion in the proxy materials relating to that meeting.

    The Company's By-laws, as amended, set forth procedures to be followed by shareholders who wish to nominate candidates for election to the Board in connection with annual or special meetings of shareholders or pursuant to written shareholder consents. All such nominations must be made following written notice to the Secretary of the Company accompanied by certain background and other information specified in the By-laws. In connection with any annual meeting, written notice of a shareholder's intention to make such nominations must be given to the Secretary not later than 90 days in advance of such meeting.

                         ANNUAL REPORT TO SHAREHOLDERS

    The Annual Report to Shareholders for the year ended December 31, 1993 is enclosed with this Proxy Statement. For shareholders who are employees, the Annual Report has been distributed at the Company facilities.

Dated: March 15, 1994

                            INGERSOLL-RAND COMPANY

    Proxy Solicited on Behalf of the Board of Directors for Annual Meeting
                        of Shareholders April 28, 1994

The undersigned hereby appoints JAMES E. PERRELLA, THOMAS F. MCBRIDE and PATRICIA NACHTIGAL, or any of them, with power of substitution, attorneys and proxies to vote, as indicated on the reverse hereof, all shares of stock of Ingersoll-Rand Company (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Company's executive offices, 200 Chestnut Ridge Road, Woodcliff Lake, New Jersey, on Thursday, April 28, 1994 at 10:30 A.M., or at any adjournments thereof, with all the powers the undersigned would possess, including cumulative voting rights, if then and there personally present, upon the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement, dated March 15, 1994, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any such adjournment.

 PLEASE MARK, SIGN AND DATE ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING
                                    ENVELOPE.

1. ELECTION OF DIRECTORS
   The Board Recommends a Vote FOR All Nominees

               FOR [ ]                      WITHHOLD AUTHORITY [ ]
     All Nominees Listed Below            All Nominees Listed Below
     (except as marked to the
          contrary below)

   NOMINEES: Donald J. Bainton, Theodore H. Black, Joseph P. Flannery and
             Cedric E. Richie
   (INSTRUCTION: To withhold authority to vote for any individual nominee write the nominee's name on the line below).


   ---------------------------------------------------------------------------

2. RATIFYING THE APPOINTMENT OF PRICE WATERHOUSE AS INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR 1994
   The Board Recommends a Vote FOR the Appointment

           FOR [ ]              AGAINST [ ]               ABSTAIN [ ]

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no contrary specifications are made above, the proxy will be voted FOR items 1 and 2.


                                       Date                             , 1994
                                       ---------------------------------------

                                       Signature
                                       ---------------------------------------

                                       Signature
                                       ---------------------------------------
                                       Please sign exactly as name(s) appear
                                       on this proxy. Executors, administrators, trustees, etc. should give full title.